SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 2, 2003	Commission file number: 1-5805
J.P. MORGAN CHASE & CO. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	13-2624428 (I.R.S. Employer Identification No.)
270 Park Avenue, New York, New York (Address of principal executive offices)	10017 (Zip Code)
(Registrant's telephone number, including area code) 212-270-6000

Item 5.  Other Events

On January 2, 2003, J.P. Morgan Chase & Co. ("JPMorgan Chase") announced that it had settled its dispute with all eleven insurance companies that had issued surety bonds guaranteeing obligations of Enron Corp. under prepaid commodity forward contracts and that, in connection with the settlement and one additional case that is still pending related to a prepaid contract backed by a letter of credit, the firm will take a pretax charge of approximately $400 million in its 2002 fourth quarter earnings. In addition, the firm announced it had established a reserve of $900 million (pre-tax) related to other private litigation and regulatory inquiries involving Enron and other material legal actions, proceedings and investigations with which it is involved. A copy of the press release announcing these actions is attached as Exhibit 99.1 hereto.

Previously, on December 30, 2002, JPMorgan Chase had announced it had finalized an outsourcing agreement with IBM pursuant to which JPMorgan Chase will outsource a significant portion of its data processing technology infrastructure, including data centers, help desks, distributed computing, data networks and voice networks. A copy of the press release announcing the agreement is attached as Exhibit 99.2 hereto.

Item 7.  Financial Statements, Pro forma Financial Information and Exhibits
Exhibit Number	Description
99.1	Press Release dated January 2, 2003
99.2	Press Release dated December 30, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO.
(Registrant)

/s/ William H. McDavid --------------------------------------------------
William H. McDavid General Counsel

Dated:  January 2, 2003

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	Press Release dated January 2, 2003	5
99.2	Press Release dated December 30, 2002	7

EXHBIT 99.1

JPMorgan Chase announces settlement of surety case with all 11 insurance companies; expects to collect 60% of insurance payments in dispute; firm establishes reserve for other litigation and costs

New York, January 2, 2003 - J.P. Morgan Chase & Co. (NYSE: JPM) announced it has now settled its dispute with all eleven insurance companies that had issued Enron-related surety bonds and will receive approximately 60% of the principal amount of $965 million. In connection with this agreement, and one additional case that is still pending related to a prepaid contract that was backed by a letter of credit, the firm will take a pre-tax charge of approximately $400 million ($260 million after-tax) in its fourth-quarter 2002 earnings. The firm is also announcing today that it is establishing a reserve of $900 million ($600 million after-tax) related to other litigation and regulatory matters.

Commenting on the settlement, William McDavid, General Counsel of the firm, said, "We strongly believe our firm acted appropriately in all of the transactions involving the insurance companies. Nevertheless, given the uncertainty of jury verdicts in complex matters, we believe it was prudent to accept this settlement. We were also pleased that, prior to the settlement, the judge dismissed a separate claim that JPMorgan Chase aided a financial fraud on the insurance companies by Enron."

Under the settlement agreement, the insurance companies have the option of satisfying up to $85 million of their settlement obligations by assigning claims they have against Enron entities relating to the bonds, with such claims being valued for this purpose at 13% of their principal amount, reflecting current market values.

The $900 million reserve established today represents anticipated costs associated with the various private litigation and regulatory inquiries involving Enron and the other material legal actions, proceedings and investigations in which the firm is involved. This reserve represents management's best estimate, after consultation with counsel, of the current probable aggregate costs associated with these matters. This amount includes $80 million with respect to the settlement with regulators related to equity research. The establishment of this reserve will result in an after-tax charge to 2002 fourth-quarter earnings of approximately $.30 per share.

In view of the inherent difficulty of predicting the outcome of legal matters, particularly where claimants seek very large or indeterminate damages or where the cases present novel legal theories or involve a large number of parties, the firm cannot state with confidence what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss related to each pending matter will be. Thus, the reserve may be subject to revision in the future.

The firm anticipates that, excluding the items discussed above, 2002 fourth-quarter earnings will fall in the range of analysts' consensus estimates and its Tier 1 capital ratio will remain strong. On a proforma basis, the Tier 1 capital ratio at September 30, 2002 would have been 8.4%.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $742 billion and operations in more than 50 countries. The firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.is available on the internet at www.jpmorganchase.com.

# # #

EXHIBIT 99.2

JPMORGAN CHASE SIGNS WITH IBM

FOR IT INFRASTRUCTURE SERVICES TRANSFORMATION

New York, December 30, 2002 - J.P. Morgan Chase & Co. today finalized with IBM a groundbreaking seven-year outsourcing agreement, in excess of $5 billion, the largest of its kind. The agreement will enable JPMorgan Chase to transform its technology infrastructure through absolute costs savings, increased cost variability, access to the best research and innovation, and improved service levels. By moving from a traditional fixed-cost approach to one with increased capacity and cost variability, JPMorgan Chase will be able to respond more quickly to changing market conditions.

JPMorgan Chase will outsource a significant portion of its data processing technology infrastructure, including data centers, help desks, distributed computing, data networks and voice networks. The agreement includes the transfer of approximately 4,000 JPMorgan Chase employees and contractors as well as selected resources and systems to IBM in the first half of 2003. Application delivery and development, desktop support and other core competencies will largely be retained inside JPMorgan Chase.

"We view technology as a key competitive advantage. Our agreement with IBM will create capacity for efficient growth and accelerate our pace of innovation, while reducing costs, increasing quality and providing exciting career opportunities for our employees," said Thomas B. Ketchum, vice chairman, J.P. Morgan Chase. "IBM's global strength and computing capabilities, delivered 'on demand', will help us create significant value for our clients, shareholders and employees."

IBM Global Services and JPMorgan Chase are creating a virtual pool of computing resources that will be accessed and deployed as needed. The underlying technology, developed by IBM Research, is called Utility Management Infrastructure (U.M.I.). U.M.I. uses advanced software based on open standards to tie together disparate back-end systems, such as different brands of servers and storage devices, without requiring new applications to be written for each separate system. The technology also enhances the availability, reliability and security of IT infrastructure.

"We've invested heavily in Research and Development to create 'on demand' technologies that will dramatically change the way IT is delivered," said Doug Elix, senior vice president and group executive, IBM Global Services. "JPMorgan Chase will be receiving a continuous infusion of technology and business process innovations from IBM Research."

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $742 billion and operations in more than 50 countries. The firm is a leader in investment banking, asset management, private banking, private equity, custody and transaction services, and retail and middle market financial services. A component of the Dow Jones Industrial Average, JPMorgan Chase is headquartered in New York and serves more than 30 million consumer customers and the world's most prominent corporate, institutional and government clients. Information about JPMorgan Chase is available on the internet at www.jpmorganchase.com.

# # #